Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN AIRLINES GROUP INC.

PURSUANT TO SECTION 245 OF THE

DELAWARE GENERAL CORPORATION LAW

American Airlines Group Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”), does hereby certify as follows:

The name of the Corporation is American Airlines Group Inc. The Corporation was originally incorporated under the name AA Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 16, 1982. On March 10, 1982 the name of the Corporation was changed to AMR Corporation. On December 9, 2013, in accordance with the provisions of Sections 242, 245 and 303 of the DGCL, the Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation. On December 9, 2013, in accordance with Sections 242 and 303 of the DGCL, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Amended and Restated Certificate of Incorporation, which amendment changed the name of the Corporation to American Airlines Group Inc. (and effected conforming changes).

This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the DGCL and restates, integrates and supersedes (but does not further amend) the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

The text of the Amended and Restated Certificate of Incorporation is hereby restated and integrated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is American Airlines Group Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

SECTION 1. Authorized Capital Stock.

(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,950,000,000 shares of capital stock, consisting of 1,750,000,000 shares of common stock having a par value of $0.01 per share (the “Common Stock”) and 200,000,000 shares of preferred stock having a par value of $0.01 per share (the “Preferred Stock”).

(b) The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

SECTION 2. Common Stock. The holders of shares of Common Stock shall have such rights as are set forth in the DGCL and, to the extent consistent therewith, such rights as are set forth below:

(a) Voting. Except as otherwise expressly required by law or provided in this Restated Certificate of Incorporation, as it may be amended and/or restated from time to time (the “Certificate of Incorporation”), each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration at each meeting of stockholders of the Corporation. There shall be no cumulative voting. At any meeting held for the purpose of electing Directors, the presence in person or by proxy of the holders of a majority of the shares of Common Stock then outstanding and entitled to vote thereon shall constitute a quorum of the Common Stock for the purpose of electing Directors by holders of the Common Stock.

(b) Dividends. Subject to any other provisions of this Certificate of Incorporation and the rights of holders of any series of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time in respect of the Common Stock out of assets or funds of the Corporation legally available therefor.

(c) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors in proportion to the number of shares held by them, after payment of any preferential and other amounts, if any, to which any holders of Preferred Stock may be entitled.

(d) Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Common Stock shall be entitled to receive the same per share consideration on a per share basis.

(e) No Preemptive Rights. No holder of shares of Common Stock shall be entitled to preemptive rights.

(f) Series A Convertible Preferred Stock. Pursuant to the authority conferred by this Article IV upon the Board of Directors, the Board of Directors created a series of 167,854,800 shares of Preferred Stock designated as Series A Convertible Preferred Stock by filing a certificate of designations with the Secretary of State of the State of Delaware on December 9, 2013. The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the Series A Convertible Preferred Stock of the Corporation are as set forth in Annex I hereto and are incorporated herein by reference.

SECTION 3. Preferred Stock.

(a) Issuance of Preferred Stock. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including (but without limiting the generality thereof) the following:

(i) The designation of such series and the number of shares authorized thereunder;

(ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividend shall be cumulative or non-cumulative;

(iii) Whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv) The terms and amount of any sinking fund provided for the purpose or redemption of the shares of such series;

(v) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(vi) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise;

(vii) The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(viii) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

(b) No Preemptive Rights. No holder of shares of Preferred Stock shall be entitled to preemptive rights.

SECTION 4. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class or series of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class or series, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class or series of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class or series, and as otherwise permitted by law.

SECTION 5. Non-Citizen Voting and Ownership Limitations. All (x) capital stock of, or other equity interests in, the Corporation, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, or (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Equity Securities”) shall be subject to the following limitations:

(a) Non-Citizen Voting and Ownership Limitations. In no event shall persons or entities who fail to qualify as a “citizen of the United States,” as the term is defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, its predecessors and successors, from time to time, including any agent, trustee or representative of such persons or entities (a “Non-Citizen”), be entitled to own (beneficially or of record) and/or control more than (x) 24.9% of the aggregate votes of all outstanding Equity Securities of the Corporation (the “Voting Cap Amount”) or (y) 49.0% of the total number of outstanding shares of Equity Securities of the Corporation (the “Absolute Cap Amount” and together with the Voting Cap Amount, the “Cap Amounts”), in each case as more specifically set forth in the Bylaws.

(b) Enforcement of Cap Amounts. Except as otherwise set forth in the Bylaws, the restrictions imposed by the Cap Amounts shall be applied to each Non-Citizen in reverse chronological order based upon the date of registration (or attempted registration in the case of the Absolute Cap Amount) on the separate stock record maintained by the Corporation or any transfer agent for the registration of Equity Securities held by Non-Citizens (the “Foreign Stock Record”) or the stock transfer records of the Corporation. At no time shall the shares of Equity Securities held by Non-Citizens be voted, unless such shares are registered on the Foreign Stock Record. In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any Equity Securities, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a United States air carrier. In the event that any transfer of Equity Securities to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) more than the Absolute Cap Amount, such transfer shall be void and of no effect and shall not be recorded in the books and records of the Corporation. The Bylaws shall contain provisions to implement this Section 5, including, without limitation, provisions restricting or prohibiting the transfer of Equity Securities to Non-Citizens and provisions restricting or removing voting rights as to shares of Equity Securities owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder.

(c) Legend for Equity Securities. Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

“THE [TYPE OF EQUITY SECURITIES] REPRESENTED BY THIS [CERTIFICATE/REPRESENTATIVE DOCUMENT] ARE SUBJECT TO VOTING RESTRICTIONS WITH RESPECT TO [SHARES/WARRANTS, ETC.] HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS SUCH TERM IS DEFINED BY

RELEVANT LEGISLATION. SUCH VOTING RESTRICTIONS ARE CONTAINED IN THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF SUCH RESTATED CERTIFICATE OF INCORPORATION SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF SUCH SHARES OF [TYPE OF EQUITY SECURITIES] UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

SECTION 6. Restrictions on Transfer of Securities. To insure the preservation of certain tax attributes for the benefit of the Corporation and its stockholders, certain restrictions on the transfer or other disposition of Corporation Securities are hereby established as more fully set forth in this Section 6.

(a) Definitions. For purposes of this Section 6, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation section 1.382-2T shall include any successor provisions):

“120-Day Period” means the period ending 120 days after the Effective Date or such longer period until the Corporation distributes pursuant to the Plan the additional shares of Common Stock in respect of the final Mandatory Conversion Date (other than pursuant to the conversion of Preferred Stock), if any.

“Agent” means an agent designated by the Board.

“Board” means the Board of Directors of the Corporation.

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Tax Code or treated as so described pursuant to Treasury Regulation section 1.382–2(a)(3)(i)), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation section 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation section 1.382-2T(f)(18).

“Effective Date” means December 9, 2013.

“Excess Securities” means Corporation Securities that are the subject of the Prohibited Transfer.

“Mandatory Conversion Date” has the meaning ascribed to such term in the Plan.

“Percentage Stock Ownership” means the percentage stock ownership interest in the Corporation of any Person for purposes of Section 382 of the Tax Code as determined in accordance with Treasury Regulation sections 1.382-2T(g), (h), (j) and (k) and 1.382-4;

provided, that (1) for purposes of applying Treasury Regulation section 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding Corporation Securities that would be attributed to any individual or entity, and (2) for the sole purpose of determining the Percentage Stock Ownership of any entity (and not for the purpose of determining the Percentage Stock Ownership of any other Person), Corporation Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation section 1.382-2T(h)(2)(i)(A); provided, however, that in the case of a Person that owns convertible Preferred Stock, a Person’s Percentage Stock Ownership shall be the higher of the percentage computed (i) based on the ownership of the Preferred Stock and (ii) based on the ownership of the maximum amount of Common Stock into which the Preferred Stock owned by such Person, and the minimum amount of Common Stock into which the Preferred Stock owned by all other Persons, may convert at any time over the life of the Preferred Stock (it being understood that, per share of Preferred Stock, the minimum amount is 0.74 shares of Common Stock and the maximum amount is 2.33 shares of Common Stock); provided, further, that in the case of a Person that owned (including actually or constructively) as of the Effective Date (and thus is entitled to receive distributions under the Plan with respect to) Single-Dip General Unsecured Claims and/or AMR Equity Interests (each as defined in the Plan), a Person’s Percentage Stock Ownership during the 120-Day Period shall be computed by increasing such Person’s Percentage Stock Ownership as otherwise determined hereunder by (I) 0.000047 percentage points for each $1 million of Single-Dip General Unsecured Claims (including postpetition interest) owned by such Person on the Effective Date (or portion thereof) and (II) 0.0011 percentage points (subject to reduction as provided in the next sentence) for each 1,000,000 shares of AMR Common Stock (as defined in the Plan) (or the equivalent with respect to AMR Equity Interests other than AMR Common Stock) owned by such Person on the Effective Date (or portion thereof). The latter percentage point adjustment shall be reduced by 0.0000030 percentage points for each 1,000,000 shares of Common Stock actually received by such Person as a result of post-Effective Date distributions to holders of AMR Equity Interests on one or more Mandatory Conversion Date(s).

“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation section 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulation section 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

“Plan” means that certain Joint Chapter 11 Plan of Reorganization of the AMR Corporation, which was confirmed by order of the United States Bankruptcy Court for the Southern District of New York pursuant to Chapter 11 of the United States Bankruptcy Code on October 21, 2013.

“Prohibited Distributions” means any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Section 6.

“Restriction Release Date” means the earliest of:

(i) the eighth anniversary of the Effective Date;

(ii) the repeal, amendment or modification of section 382 of the Tax Code (and any comparable successor provision) in such a way as to render the restrictions imposed by section 382 of the Tax Code no longer applicable to the Corporation;

(iii) the beginning of a taxable year of the Corporation (or any successor thereof) in which no Tax Benefits are available;

(iv) the date selected by the Board if the Board determines that the limitation amount imposed by section 382 of the Tax Code as of such date in the event of an “ownership change” of the Corporation (as defined in section 382 of the Tax Code) would not be materially less than the net operating loss carryforwards or “net unrealized built-in loss” (within the meaning of section 382 of the Tax Code) of the Corporation; and

(v) the date selected by the Board if the Board determines that it is in the best interests of the Corporation’s shareholders for the restrictions set forth in Section 6(b) to be removed or released.

“Substantial Stockholder” means a Person with a Percentage Stock Ownership of 4.75% or more.

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of section 382 of the Tax Code, of the Corporation or any direct or indirect subsidiary thereof.

“Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Transfer” means the acquisition or disposition, directly or indirectly, of ownership of Corporation Securities by any means, including, without limitation, (i) the creation or grant of any pledge (or other security interest), right or option with respect to Corporation Securities, including an option within the meaning of Treasury Regulation section 1.382-4(d)(8), (ii) the exercise of any such pledge, right or option, (iii) any sale, assignment, conveyance or other disposition, or (iv) any other transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect acquisition or disposition (including the acquisition of an ownership interest in a Substantial Holder), but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered an owner within the meaning of the federal income tax laws.

(b) Prohibited Transfers. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee of a Prohibited Transfer (a “Purported Transferee”) (i) if the transferor is a Substantial Stockholder or such Transfer results in a decrease in the Percentage Stock Ownership of any Substantial Stockholder or (ii) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person (including any group of Persons) shall become a Substantial Stockholder other than by reason of Treasury Regulation section 1.382-2T(j)(3) or any successor to such regulation or (2) the Percentage Stock Ownership interest of any Substantial Stockholder shall be increased; provided, however, that this Section 6(b) shall not apply to, nor shall any other provision in this Certificate of Incorporation prohibit, restrict or limit in any way, the Transfer of Corporation Securities in accordance with the Agreement and Plan of Merger among AMR Corporation, US Airways Group, Inc. and AMR Merger Sub, Inc. dated as of February 13, 2013 and the distribution of Corporation Securities pursuant to the Plan; provided, further, that the restrictions in Section 6(b)(i) shall no longer apply following the date that is three years and six months following the Effective Date. Nothing in this Section 6 shall preclude the settlement of any transaction with respect to the Corporation Securities entered into through the facilities of a national securities exchange; provided, however, that the Corporation Securities and parties involved in such transaction shall remain subject to the provisions of this Section 6 in respect of such transaction. Unless a transferor that is not a Substantial Stockholder at the time of the Transfer has actual knowledge that a Transfer by it is prohibited by this Section 6, (i) such transferor shall have no liability to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such Transfer and the Corporation shall have no cause of action or rights against such transferor in respect of such losses or damages, and (ii) such transferor shall have no liability to the respective transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Section 6.

(c) Exceptions; Authorized Transfers.

(i) The restrictions set forth in Section 6(b) shall not apply to an attempted Transfer (1) if the transferor or the transferee obtains the prior written approval of the Board or a duly authorized committee thereof in accordance with Section 6(c)(ii) below, or (2) if such Transfer is made as part of: (A) certain transactions approved by the Board of Directors, including, but not limited to, a merger or consolidation in which all holders of Common Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Common Stock, and upon the consummation of which the acquirer will own at least a majority of the outstanding shares of Common Stock, (B) a tender or exchange offer by the Corporation to purchase Corporation Securities, (C) a purchase program effected by the Corporation on the open market and not the result of a privately-negotiated transaction, or (D) any optional or required redemption by the Corporation of a Corporation Security pursuant to the terms of such security.

(ii) The restrictions contained in this Section 6 are for the purposes of reducing the risk that any “ownership change” (as defined in the Tax Code) with respect to the Corporation may limit the Corporation’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, any Person who desires to effect an otherwise Prohibited Transfer (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Section 6(c). A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation. A Request shall include: (1) the name, address and telephone number of the Requesting Person; (2) the number and Percentage Stock Ownership of Corporation Securities (by type) then beneficially owned by the Requesting Person; (3) a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization; and (4) a request that the Board authorize the Proposed Transaction pursuant to this Section 6(c). The Board shall, in good faith, endeavor to respond to each Request within twenty (20) business days of receiving such Request; provided, however, that the failure of the Board to respond during such twenty (20) day period shall not be deemed to be a consent to the Transfer. The Board may authorize a Proposed Transaction unless the Board determines in good faith that the Proposed Transaction, considered alone or with other transactions (including, without limitation, past transactions or contemplated transactions), would create a material risk that the Corporation’s Tax Benefits may be jeopardized. Any determination by the Board not to authorize a Proposed Transaction shall cause such Proposed Transaction to be deemed a Prohibited Transfer. The Board may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction. In addition, the Board may require an affidavit or representations from such Requesting Person or opinions of counsel to be rendered by counsel selected by the Requesting Person (and reasonably acceptable to the Board), in each case, as to such matters as the Board may reasonably determine with respect to the preservation of the Tax Benefits. Any Requesting Person who makes a Request to the Board shall reimburse the Corporation, within 30 days of demand therefor, for all reasonable out-of-pocket costs and expenses incurred by the Corporation with respect to any Proposed Transaction, including, without limitation, the Corporation’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board to advise the Board or deliver an opinion thereto. The Board may require, as a condition to its consideration of the Request, that the Requesting Person execute an agreement in form and substance satisfactory to the Corporation providing for the reimbursement of such costs and expenses. Any authorization of the Board hereunder may be given prospectively or retroactively.

(iii) Notwithstanding the foregoing, the Board may determine that the restrictions set forth in Section 6(b) shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board, including a Request pursuant to this Section 6(c), subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board hereunder may be made prospectively or retroactively. Following 180 days after the Effective Date, the Board will undertake a review of whether any general exception to the disposition restrictions in Section 6(b)(i) is appropriate.

(iv) The Board, to the fullest extent permitted by law, may exercise the authority granted by this Section 6 through duly authorized officers or agents of the Corporation. Nothing in this Section 6(c) shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

(d) Legend; Notation. The Board may require that any certificates representing shares of Corporation Securities issued prior to the Restriction Release Date shall contain a conspicuous legend in substantially the following form, evidencing the restrictions set forth in this Section 6:

“THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS THE SAME MAY BE AMENDED AND RESTATED FROM TIME TO TIME (THE “CERTIFICATE OF INCORPORATION”), CONTAINS CERTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF CORPORATION SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION), INCLUDING COMMON STOCK AND PREFERRED STOCK OF THE CORPORATION, WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION IF SUCH TRANSFER MAY AFFECT THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A “SUBSTANTIAL STOCKHOLDER” AS DEFINED IN THE CERTIFICATE OF INCORPORATION. A COMPLETE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Section 6 for any uncertificated Corporation Securities or

Corporation Securities held in an indirect holding system, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

(e) Treatment of Excess Securities.

(i) No officer, employee or agent of the Corporation shall record any Prohibited Transfer, and the Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section 6(e) shall also be a Prohibited Transfer.

(ii) If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer pursuant to Section 6(b)(ii), then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the NASDAQ Stock Market or other national securities exchange on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6(e)(iv) if the Agent rather than the Purported Transferee had resold the Excess Securities.

(iii) If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer pursuant to Section 6(b)(i), the purported transferor of such Prohibited Transfer (the “Purported Transferor”) shall, upon written demand by the Corporation, deliver to the Agent the sales proceeds from the Prohibited Transfer (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon sell any non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible). If the Purported Transferee is determinable (other than with respect to a transaction entered into through the facilities of a national securities exchange) and any Excess Securities have not been resold, the Agent (after deducting amounts necessary to cover its costs and expenses incurred in connection with its duties hereunder) shall, to the extent possible, return the Excess Securities and Prohibited Distributions to the Purported Transferor, and shall reimburse the Purported Transferee from the sales proceeds received from the Purported Transferor (or the proceeds from the disposition of any non-cash consideration) for the cost of any Excess Securities. If the Purported Transferee is not determinable, or to the extent the Excess Securities have been resold and thus cannot be returned to the Purported Transferor, the Agent (after deducting amounts necessary to cover its costs and expenses incurred in connection with its duties hereunder) shall use the proceeds to acquire on behalf of the Purported Transferor, in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible), an equal amount of Corporation Securities in replacement of the Excess Securities sold; provided, however, that, to the extent the amount of proceeds is not sufficient to fund the purchase price of such Corporation Securities and the Agent’s costs and expenses, the Purported Transferor shall promptly fund such amounts upon demand by the Agent. Any remaining amounts held by the Agent shall be paid in accordance with Section 6(e)(iv)(C).

(iv) The Agent shall apply any proceeds or any other amounts received by it in accordance with Section 6(e)(ii) as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer, (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the relevant inter-dealer quotation service or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board), which amount (or fair market value) shall be determined at the discretion of the Board; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under section 501(c)(3) of the Tax Code (or any comparable successor provision) selected by the Board; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.75% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess

Securities exceeding a 4.75% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under section 501(c)(3) of the Tax Code selected by the Board, such that no organization qualifying under section 501(c)(3) of the Tax Code shall be deemed to possess a Percentage Stock Ownership in excess of 4.74%. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6(e) inure to the benefit of the Corporation.

(v) In the event of any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a Substantial Stockholder to violate a restriction on Transfers provided for in Section 6(b), the application of Sections 6(e)(ii), (iii) and (iv) shall be modified as described in this Section 6(e)(v). In such case, no such Substantial Stockholder shall be required to dispose of any interest that is not a Security, but such Substantial Stockholder and/or any Person whose ownership of Securities is attributed to such Substantial Stockholder shall (x) in the case of Section 6(e)(ii), be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Stockholder, following such disposition, not to be in violation of this Section 6, and (y) in the case of Section 6(e)(iii), follow the process as reasonably determined by the Board to cause such Substantial Stockholder to remedy or mitigate its violation of Section 6(b)(i). Such disposition or process shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and in the case of clause (x) in the preceding sentence, such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 6(e)(ii) and 6(e)(iv), except that the maximum aggregate amount payable either to such Substantial Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Stockholder or such other Person. The purpose of this Section 6(e)(v) is to extend the restrictions in Sections 6(b), 6(e)(ii), and 6(e)(iii) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 6(e)(v), along with the other provisions of this Section 6, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(vi) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 6(e)(ii) or (iii), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 6(e)(vi) shall (A) be deemed to be inconsistent with any Transfer of the Excess Securities provided in this Section 6 to be void ab initio, or (B) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand. The Board may authorize such additional actions as it deems advisable to give effect to the provisions of this Section 6.

(vii) The Corporation shall make the written demand described in Section 6(e)(ii) or (iii), as applicable, within 30 days of the date on which the Board determines that the attempted Transfer would result in Excess Securities; provided, however, that, if the Corporation makes such demand at a later date, the provisions of Section 6 shall apply nonetheless. No failure by the Corporation to act within the time periods set forth in Section 6(e) shall constitute a waiver or loss of any right of the Corporation under this Section 6.

(f) Obligation to Provide Information. At the request of the Corporation, any Person that is a beneficial, legal or record holder of Corporation Securities, and any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall provide such information as the Corporation may reasonably request as may be necessary from time to time in order to determine compliance with this Section 6 or the status of the Corporation’s Tax Benefits. In furtherance thereof, as a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal or record holder of Corporation Securities, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide an affidavit containing such information as the Corporation may reasonably request from time to time in order to determine compliance with this Section 6 or the status of the Tax Benefits of the Corporation.

(g) Board Authority.

(i) The Board shall have the power to interpret or determine in its sole discretion all matters necessary for assessing compliance with this Section 6, including, without limitation, (i) the identification of Substantial Stockholders, (ii) whether a Transfer is a Prohibited Transfer, (iii) whether to exempt a Transfer, (iv) the Percentage Stock Ownership of any Substantial Stockholder, (v) whether an instrument constitutes a Corporation Security, (vi) the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of Section 6(e)(iv), and (vii) any other matters which the Board determines to be relevant; and the good faith determination of the Board on such matters shall be conclusive and binding for all the purposes of this Section 6.

(ii) In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Section 6 for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Section 6.

(iii) Nothing contained in this Section 6 shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits.

Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board may, by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or the Persons covered by this Section 6, (B) modify the definitions of any terms set forth in this Section 6 or (C) modify the terms of this Section 6 as appropriate, in each case, in order to prevent an ownership change for purposes of section 382 of the Tax Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(iv) In the case of an ambiguity in the application of any of the provisions of this Section 6, including any definition used herein, the Board shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Section 6 requires an action by the Board but fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 6. All such actions, calculations, interpretations and determinations that are done or made by the Board in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Section 6. The Board may delegate all or any portion of its duties and powers under this Section 6 to a committee of the Board as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Section 6 through duly authorized officers or agents of the Corporation. Nothing in this Section 6 shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

(h) Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer, the Secretary or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Section 6, and the members of the Board shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(i) Benefits of this Section 6. Nothing in this Section 6 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Section 6. This Section 6 shall be for the sole and exclusive benefit of the Corporation and the Agent.

(j) Severability. The purpose of this Section 6 is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Section 6 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 6.

(k) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Section 6, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

ARTICLE V

BOARD OF DIRECTORS

The provisions of this Article V are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders.

SECTION 1. Authority. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

SECTION 2. Number of Directors. The Board of Directors shall consist of not less than one nor more than 15 members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors then in office.

SECTION 3. Term. Each Director shall hold office until the next annual election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

SECTION 4. Vacancies. Any vacancy on the Board of Directors that results from an increase in the number of Directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining Director.

SECTION 5. Powers. In addition to the powers and authority herein or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and the Bylaws; provided, however, the amendment or repeal of any provision of the Bylaws, or the adoption of any new bylaw, after the effectiveness of this Certificate of Incorporation shall not invalidate any prior act of the Board of Directors which would have been valid if such bylaws had not been adopted.

SECTION 6. Special Voting Rights. The voting rights of the Directors described in Article XIV of the Bylaws shall apply for so long as such voting rights are to be provided pursuant to such bylaw.

ARTICLE VI

LIMITATION OF DIRECTORS’ LIABILITY

No Director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

INDEMNIFICATION

SECTION 1. Right of Indemnification; Advancement of Expenses. The Corporation shall indemnify its Directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VII shall include, subject to applicable law, the right to be paid by the Corporation for the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

SECTION 2. Employees, Agents and Former Directors and Officers. Subject to applicable law, the Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation and former directors and officers of predecessor entities of the Corporation or any of its subsidiaries similar to those conferred in this Article VII to Directors and officers of the Corporation.

SECTION 3. Nonexclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested Directors or otherwise.

SECTION 4. Repeal or Modification. Any repeal or modification of this Article VII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII

NO WRITTEN CONSENT; SPECIAL MEETINGS

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by written consent in lieu of a meeting. Unless otherwise required by law, special meetings of the stockholders, for any purpose or purposes, may only be called by either (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or (iii) the Board of Directors. The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied.

ARTICLE IX

STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE X

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws as provided for therein. The Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote for the election of Directors.

ARTICLE XI

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware or, as further provided below, the United States District Court for the District of Delaware, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each case subject to the Court of Chancery of the State of Delaware having jurisdiction over the subject matter and personal jurisdiction over the indispensable parties named as defendants therein.

Cases involving claims for which the Court of Chancery of the State of Delaware lacks jurisdiction shall, to the fullest extent permitted by law, be brought in the United States District Court for the District of Delaware.

ARTICLE XII

NON-VOTING SECURITIES

The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such section is in effect and applicable to the Corporation.

ARTICLE XIII

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (but in addition to any other vote that may be required by applicable law or this Certificate of Incorporation), the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares entitled to vote for the election of Directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of Section 6 of Article IV, Article V, Article VIII and Article X of this Certificate of Incorporation or this Article XIII.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf on this 9th day of December, 2013.

AMERICAN AIRLINES GROUP INC.

By:	/s/ Kenneth W. Wimberly
Name:	Kenneth W. Wimberly
Title:	Vice President

Signature Page to American Airlines Group Inc. Restated Certificate of Incorporation

ANNEX I

CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

AMERICAN AIRLINES GROUP INC.

Pursuant to Sections 151(g) and 303 of the

General Corporation Law of the State of Delaware

American Airlines Group Inc., a Delaware corporation (the “Corporation”), hereby certifies that pursuant to the Joint Chapter 11 Plan of Reorganization of AMR Corporation, dated September 23, 2013 (the “Plan”), which Plan was confirmed by order of the United States Bankruptcy Court for the Southern District of New York pursuant to Chapter 11 of the United States Bankruptcy Code and provides for the authorization and issuance of the Series A Preferred Stock (as defined below), and pursuant to the provisions of Sections 151(g) and 303 of the General Corporation Law of the State of Delaware (the “DGCL”), a series of preferred stock, par value $0.01 per share, of the Corporation, herein designated as “Series A Convertible Preferred Stock,” is hereby issued, designated, created, authorized and provided for on the terms and with the voting powers, designations, preferences and relative, participating, optional, or other special rights and the qualifications, limitations or restrictions set forth herein and (to the extent applicable to preferred stock of the Corporation) in the Corporation’s Restated Certificate of Incorporation as in effect on the date hereof (the “Certificate of Incorporation”):

Capitalized terms that are used but are not otherwise defined in this Certificate of Designations, Preferences and Rights (this “Certificate”) shall have the meanings ascribed to them in Section 8 below.

Section 1. Designation; Stated Value; Form.

1.1 Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), and the number of shares of Series A Preferred Stock (each a “Share” and, collectively, the “Shares”) constituting such series shall be 167,854,800. The voting powers, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of the Series A Preferred Stock shall be as set forth herein.

1.2 Stated Value. The stated value of any Share, as of any date of determination, shall be equal to the sum of (i) $25 (the “Initial Stated Value”) and (ii) the amount of the Accrued Stated Value (as defined below) with respect to such Share, calculated as of such date (the “Stated Value”).

1.3 Form. The Corporation shall issue the Shares of Series A Preferred Stock in the form of one or more global certificates (each, a “Global Certificate”) to be deposited in the facilities of DTC, and the beneficial interests in the Series A Preferred Stock will be reflected as electronic book-entry interests through the facilities of DTC and will transfer only via electronic book-entry interests through the facilities of DTC, and the procedures to be followed with respect to any Mandatory Conversion or Optional Conversion and any required increases or decreases to the number of Shares represented by the Global Certificate(s) will be in accordance with the applicable procedures of DTC; provided, that no such procedures shall adversely affect any of the rights of any Holder of the Shares as set forth in this Certificate.

Section 2. Dividends.

2.1 Accrual of Stated Value. From and after the Plan Effective Date, the Stated Value of each Share of Series A Preferred Stock will automatically increase, without any action to be taken by the Corporation or its Board of Directors (the “Board of Directors”) and whether or not there are funds legally available for the payment of dividends, in arrears on a daily basis at the rate of 6.25% per annum, using the actual number of days elapsed and a 360- day year, without compounding, on the Initial Stated Value of such Share to and excluding the applicable Conversion Date of such Share (the cumulative amount of such increase, as of any date or time of determination, the “Accrued Stated Value”). A schedule of the Stated Value of each Share on each day (the first through the 120th) following the Plan Effective Date, after giving effect to the amount of the Accrued Stated Value as of such day, is set forth as Exhibit A hereto.

2.2 Participating Dividends. In the event that, on or after the Plan Effective Date, the Corporation declares or pays any dividends or distributions with respect to the Common Stock (excluding any dividends or distributions paid in the form of additional shares of Common Stock), each Holder shall be entitled to receive, in addition to the Accrued Stated Value accrued pursuant to Section 2.1, a dividend or distribution per Share of Series A Preferred Stock equal to the dividend or distribution that such Holder would have received with respect to the Common Stock Equivalent Number of shares of Common Stock as of immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividend or distribution (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends is determined).

Section 3. Liquidation.

3.1 Liquidation Event. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), each Holder shall be entitled to receive, with respect to each Share of Series A Preferred Stock, on a pro rata basis with the Common Stock and without preference with respect to the Common Stock, the distribution(s) that such Holder would have been entitled to receive as a result of such

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Liquidation Event with respect to the Common Stock Equivalent Number of shares of Common Stock as of immediately prior to such Liquidation Event. For the avoidance of doubt, the merger or consolidation of the Corporation with any other Person, including a merger or consolidation in which the Holders receive cash, securities or other property for their Shares of Series A Preferred Stock, or the sale, lease or exchange for cash, securities or other property of all or substantially all of the assets of the Corporation, in each case, shall not, in and of itself, constitute a Liquidation Event.

3.2 Notice Requirement. The Corporation shall, within five (5) Business Days following the date the Board of Directors approves any Liquidation Event or within five (5) Business Days following the commencement of any involuntary bankruptcy or similar proceeding, whichever is earlier, give each Holder written notice of the event. Such written notice shall describe, to the extent known to the Corporation, the material terms and conditions of such event relating to the treatment of the Series A Preferred Stock and the Common Stock, including, to the extent known to the Corporation, a description of the stock, cash and property to be received by the Holders with respect to their Shares of Series A Preferred Stock and the Common Stock as a result of the event and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of such material change.

Section 4. Voting Rights.

(i) Each Share of Series A Preferred Stock shall entitle the Holder thereof to vote with the holders of Common Stock, voting together as a single class, with respect to any and all matters presented to the holders of Common Stock for their action, consideration or consent, whether at any special or annual meeting of stockholders, by written action of stockholders in lieu of a meeting (to the extent permitted by the Certificate of Incorporation and the DGCL), or otherwise. With respect to any such vote, each Share of Series A Preferred Stock held on the record date for determining the stockholders of the Corporation eligible to participate in such vote shall entitle the Holder thereof to cast 2.2989 votes, subject to adjustment pursuant to Section 6.1 (such number of votes, the “Preferred Stock Voting Ratio”).

(ii) For so long as any Shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for such purpose, given in person or by proxy, by Holders holding, in the aggregate, at least a majority of the outstanding Shares of Series A Preferred Stock (excluding any Shares beneficially owned directly or indirectly by the Corporation or any of its Subsidiaries), voting as a separate class, amend, alter or repeal (including by means of a merger, consolidation or otherwise) any provision of the Certificate of Incorporation or this Certificate that would alter or change the rights, preferences or privileges of the Series A Preferred Stock in a manner adverse to the holders of Shares of Series A Preferred Stock. In any case in which the Holders of Series A Preferred Stock shall be entitled to vote as a separate class pursuant to this Certificate, the Certificate of Incorporation or Delaware law, each Holder shall be entitled to one vote for each Share of Series A Preferred Stock held on the record date for determining the stockholders of the Corporation eligible to vote thereon.

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Section 5. Conversion.

5.1 Mandatory Conversion. All Shares of Series A Preferred Stock, except to the extent previously converted pursuant to an Optional Conversion, shall automatically be converted into shares of Common Stock on the following terms and conditions (each such conversion, a “Mandatory Conversion”).

(i) On each Mandatory Conversion Date, a number of Shares of Series A Preferred Stock equal to the lesser of (a) 41,963,700 and (b) the number of Shares outstanding on such Mandatory Conversion Date shall automatically be converted into that number of shares of Common Stock for each Share of Series A Preferred Stock equal to the quotient of (A) the Stated Value of such Share on such Mandatory Conversion Date, divided by (B) the Conversion Price in effect on such Mandatory Conversion Date, with fractional shares of Common Stock rounded up or down as provided herein. Each such Mandatory Conversion of Shares shall occur automatically without any further action by the relevant Holder or the Corporation. Prior to 9:00 a.m. New York City time on the first Business Day after each Mandatory Conversion Date, the Corporation shall publish the Conversion Price in effect with respect to such Mandatory Conversion Date and the number of shares of Common Stock issuable per $1,000 in Stated Value of Shares that are converted pursuant to Mandatory Conversion on such Mandatory Conversion Date, by posting such information on the Corporation’s website and issuing a press release that contains such information.

(ii) Within three (3) Business Days following a Mandatory Conversion Date, the Corporation or Transfer Agent shall deliver by book-entry delivery via DTC to the accounts specified by DTC, a number of shares of Common Stock equal to the aggregate number of shares to be issued pursuant to the Mandatory Conversion of all Shares of Series A Preferred Stock converted by Mandatory Conversion with respect to such Mandatory Conversion Date.

(iii) With respect to each Mandatory Conversion Date, the conversion of Shares of Series A Preferred Stock pursuant to Mandatory Conversion shall be effectuated by the Corporation pro rata among all Holders, based on the number of Shares outstanding as of 5:00 p.m., New York City time, on such Mandatory Conversion Date, after giving effect to any Optional Conversion for which the Optional Conversion Date occurs before such Mandatory Conversion Date.

(iv) For the avoidance of doubt, following the 120th day following the Plan Effective Date, Holders shall have no rights under the Series A Preferred Stock other than the right to receive the shares of Common Stock into which their Shares of Series A Preferred Stock were converted pursuant to any Mandatory Conversion or Optional Conversion hereunder and the rights that a holder of shares of Common Stock would have corresponding thereto.

5.2 Optional Conversion. At any time following the fifth (5th) trading day after the Plan Effective Date, and from time to time prior to the final Mandatory Conversion Date, each Holder shall have the right, but not the obligation, to elect to convert all or any portion of such Holder’s Shares into shares of Common Stock, on the following terms and conditions (any such conversion, an “Optional Conversion”); provided that no Optional Conversion may be exercised during the three (3) Business Days prior to a Mandatory Conversion Date or the three (3) Business Dates following a Mandatory Conversion Date.

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(i) Any Holder may elect to convert all or any portion of its Shares of Series A Preferred Stock into that number of shares of Common Stock for each Share of Series A Preferred Stock equal to the quotient of (a) the Stated Value of such Share on the Optional Conversion Date (as defined below), divided by (b) the Conversion Price in effect on such Optional Conversion Date, with fractional shares of Common Stock rounded up or down as provided herein; provided, however, that the aggregate number of Shares actually converted by all Holders pursuant to Optional Conversion during any Conversion Period shall not exceed 10,000,000 Shares (the “Optional Conversion Cap”).

(ii) In order to effectuate an Optional Conversion of Shares of Series A Preferred Stock, the Holder of such Shares shall submit a written notice to the Transfer Agent, duly executed by such Holder and in the form attached hereto as Exhibit B, in the manner as may be required by the applicable procedures of DTC, stating that such Holder irrevocably elects to convert the number of Shares specified in such notice to the Corporation of the Shares of Series A Preferred Stock being converted (a “Conversion Notice”). An election to convert Shares of Series A Preferred Stock pursuant to an Optional Conversion shall be deemed to have been made as of the following dates (the “Conversion Election Effective Date”): (a) on the date of receipt, with respect to any Conversion Notice received by the Transfer Agent at or prior to 5:00 p.m., New York City time, on any Business Day and (b) on the next Business Day following such receipt, with respect to any Conversion Notice received by the Transfer Agent on a non-Business Day or after 5:00 p.m., New York City time, on any Business Day. The conversion of all Shares of Series A Preferred Stock with respect to which an Optional Conversion election is made, and the issuance of all shares of Common Stock to be issued pursuant to such conversion, shall become effective as of the Conversion Election Effective Date for such election, subject to the Optional Conversion Cap and the provisions of Section 5.2(iv). As used herein, “Optional Conversion Date” means, with respect to any Share of Series A Preferred Stock for which a valid Optional Conversion election is made, the date on which the conversion of such Share becomes effective pursuant to the immediately preceding sentence. As promptly as practicable (and in no event more than three (3) Business Days) following each Optional Conversion Date, the Corporation or the Transfer Agent shall deliver to the applicable Holder (or, if applicable, the name of such Holder’s designee as stated in the Conversion Notice), by book-entry delivery via DTC to the account(s) specified by DTC, a number of shares of Common Stock equal to the number of shares to which such Holder is entitled pursuant to the Optional Conversion of the Shares of such Holder’s Series A Preferred Stock that were converted as of such Optional Conversion Date.

(iii) The Transfer Agent, if applicable, or the Corporation shall maintain a written record that lists each Optional Conversion election that is made from and after the Plan Effective Date and, with respect to each such election, (a) the electing Holder, (b) the number of Shares with respect which such election was made, (c) the Conversion Election Effective Date and (d) the extent applicable, the Optional Conversion Date(s) for the Shares of Series A Preferred Stock converted pursuant to such election and the number of shares of Common Stock issued pursuant to such Optional Conversion on each such Optional Conversion Date.

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(iv) During each Conversion Period, the Shares of Series A Preferred Stock that Holders elect to convert pursuant to Optional Conversion and for which the Conversion Election Effective Date occurs during such Conversion Period shall be converted on a “first come first serve” basis based on their respective Conversion Election Effective Dates, in each case subject to the Optional Conversion Cap and the terms and conditions of this Section 5.2(iv). Promptly (and in no event more than three (3) Business Days thereafter) after the Optional Conversion Cutoff Date with respect to a Conversion Period, the Corporation shall publish the fact that an Optional Conversion Cutoff Date has occurred and the date thereof by posting such information on the Corporation’s website and issuing a press release that contains such information. If, at any time during any Conversion Period, the aggregate number of Shares with respect to which Optional Conversion elections are made and for which the Conversion Election Effective Date occurs during such Conversion Period exceeds the Optional Conversion Cap, then:

(a) any Optional Conversion election with a Conversion Election Effective Date that is after the Optional Conversion Cutoff Date or that is on a day on which a Holder is not otherwise entitled to elect an Optional Conversion shall not be given any effect;

(b) (A) all such Shares for which the Conversion Election Effective Date occurs prior to the Optional Conversion Cutoff Date shall be converted pursuant to Optional Conversion as of the Optional Conversion Date and (B) with respect to all such Optional Conversion elections for which the Optional Election Effective Date is the Optional Conversion Cutoff Date, the number of Shares converted pursuant to such Optional Conversions shall be cut back pro rata among all such elections, to the extent necessary to result in the aggregate number of Shares converted pursuant to Optional Conversion during such Conversion Period being not greater than the Optional Conversion Cap and such Shares which are not converted shall no longer be deemed to have submitted a Conversion Notice; and

(c) promptly (and in no event later than the third (3rd) Business Day thereafter) after the Optional Conversion Cutoff Date with respect to such Conversion Period, the Corporation or Transfer Agent shall provide written notice to each Holder of Shares of Series A Preferred Stock that are the subject of an Optional Conversion election for which the Conversion Election Effective Date occurred during such Conversion Period and were not converted pursuant to Optional Conversion during such Conversion Period, as follows (each, an “Optional Conversion Cutoff Notice”): (x) if none of such Holder’s Shares are converted pursuant to Optional Conversion during such Conversion Period, the Optional Conversion Cutoff Notice shall include a statement to such effect and (y) if any of such Holder’s Shares are cut back pursuant to clause (b) of this Section 5.2(iv), the Optional Conversion Cutoff Notice shall include a statement describing how such cutbacks were calculated and that to the extent such Holder’s Shares that were not converted, such Holder must submit a new Conversion Notice with respect to such shares in a subsequent Conversion Period, if any, in order to effectuate an Optional Conversion with respect to such Shares.

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5.3 General Conversion Provisions.

(i) Effect of Conversion on Series A Preferred Stock. All Shares of Series A Preferred Stock that are converted pursuant to Mandatory Conversion or Optional Conversion shall automatically, upon such conversion, be cancelled and retired and cease to exist, and shall not thereafter be reissued or sold and shall return to the status of authorized but unissued shares of Preferred Stock undesignated as to series. Upon the conversion of Shares of Series A Preferred Stock pursuant to Mandatory Conversion or Optional Conversion, all such Shares shall thereupon cease to confer upon the Holder thereof any rights (other than the right to receive the shares of Common Stock that such Holder is entitled to receive pursuant to such Mandatory Conversion or Optional Conversion) of a holder of Shares of Series A Preferred Stock, and the Person(s) in whose name the shares of Common Stock are to be issued upon such Mandatory Conversion or Optional Conversion shall be deemed to have become the holder(s) of record of such shares of Common Stock.

(ii) Status of Common Stock. All shares of Common Stock delivered upon any Mandatory Conversion or Optional Conversion of Shares will, upon such conversion, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights, free from all taxes, liens, security interests, charges and encumbrances (other than liens, security interests, charges or encumbrances created by or imposed upon the Holder or taxes in respect of any transfer occurring contemporaneously therewith) and shall not be subject to any legend restricting trading thereof other than as provided for in the Certificate of Incorporation or Section 7 hereof.

(iii) No Charge or Payment. The issuance of shares of Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to any Mandatory Conversion or Optional Conversion shall be made without payment of additional consideration by, or other charge, cost or tax to, the Holder in respect thereof; provided, however, that the Corporation shall not be required to pay any tax or other governmental charge that may be payable with respect to the issuance or delivery of any shares of Common Stock in the name of any Person other than the Holder of the converted Shares, and no such delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or charge, or has established to the satisfaction of the Corporation that such tax or charge has been paid or that no such tax or charge is due.

(iv) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the Shares of Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Shares of Series A Preferred Stock pursuant to Mandatory Conversion and/or Optional Conversion at a Conversion Price equal to the Conversion Price Floor. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation applicable to the Corporation or any requirements of any securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Shares of Series A Preferred Stock.

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(v) No Fractional Shares of Common Stock. No fractional shares of Common Stock shall be issued upon any Mandatory Conversion or Optional Conversion of Shares of Series A Preferred Stock. In lieu of delivering a fractional share of Common Stock to any Holder in connection with any such conversion, the number of full shares of Common Stock that shall be issued upon conversion of Shares held by the same Holder (including any Holder of a Global Certificate) shall be computed on the basis of the aggregate Stated Value of all Shares (or specified portion thereof) held by such Holder that is being converted and any fractional share of Common Stock shall be rounded up or down to the next whole number or zero, as applicable (with one-half being closer to the next lower whole number for this purpose).

Section 6. Adjustments for Stock Splits, Business Combinations, etc.

6.1 Stock Splits, Subdivisions, Reclassifications or Combinations. In the event that the Corporation, at any time from and after the Plan Effective Date, (i) pays any dividends or distributions with respect to the Common Stock, in the form of additional shares of Common Stock or (ii) subdivides (by stock split, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares, the Conversion Price Cap, the Conversion Price Floor and the Preferred Stock Voting Ratio in effect immediately prior to any such event, shall be proportionally increased. In the event that the Corporation, at any time from and after the Plan Effective Date, combines (by reverse stock split, recapitalization or otherwise) the outstanding Common Stock into a smaller number of shares, the Conversion Price Cap, the Conversion Price Floor and the Preferred Stock Voting Ratio in effect immediately prior to any such event shall be proportionally decreased. Any adjustment under this Section 6.1 shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective, and successive adjustments shall be made, without duplication, whenever any such dividend, subdivision or combination shall occur.

6.2 Business Combinations. In case of any Business Combination, at any time from and after the Plan Effective Date, lawful provision shall be made as part of the terms of such Business Combination whereby each Holder shall have the right thereafter to convert each Share held by it only into the kind and amount of securities, cash and other property receivable upon the Business Combination by a holder of a Common Stock Equivalent Number of shares of Common Stock as of immediately prior to such Business Combination. The Corporation or the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents (each, a “Constituent Document”) to establish such rights and to ensure that the dividend, voting, conversion and other rights of the Holders established herein are unchanged. Such Constituent Documents or any amendment thereof in accordance with this paragraph shall contain terms as nearly equivalent as may be practicable to the terms provided for in this Certificate, including adjustments, which, for events subsequent to the effective date of such Constituent Documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6.

6.3 Other Adjustments. In the event that any transaction or event of the type contemplated by Sections 6.1 or 6.2 but not explicitly provided for in this Section 6 occurs with respect to the Common Stock, the Board of Directors shall take appropriate action as may be necessary or appropriate as determined in its reasonable good faith judgment to protect the rights of the Holders of Shares of Series A Preferred Stock in a manner consistent with the provisions of this Section 6.

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6.4 Statement Regarding Adjustments. Promptly following any adjustment to the Conversion Price Cap, the Conversion Price Floor and/or the Preferred Stock Voting Ratio as provided in Section 6.1, or any other adjustment as provided in Section 6.2 or Section 6.3, the Corporation shall (i) file, at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, and, as applicable, the Conversion Price Cap, the Conversion Price Floor and the Preferred Stock Voting Ratio that shall be in effect after such adjustment and (ii) deliver a copy of such statement to each Holder.

Section 7. Registration of Transfer.

The Shares of Series A Preferred Stock shall be freely tradable and any Holder may, at any time, transfer, sell or otherwise dispose of all or any portion of its Shares, subject to applicable securities laws and the restrictions set forth in Article IV of the Certificate of Incorporation with respect to “Equity Securities” and “Corporation Securities.” The Corporation shall maintain and keep at its principal office a register or appoint a Transfer Agent to maintain a register for the registration and transfer of Shares of Series A Preferred Stock. The Corporation may place such legend on any Global Certificate and/or provide such notices as may be required by applicable law, the Certificate of Incorporation or the applicable requirements of DTC.

Section 8. Definitions. As used in this Certificate, the following terms shall have the following meanings:

“Business Combination” means any (i) reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation with any third party other than the merger contemplated by the Merger Agreement or (ii) any sale, assignment, conveyance, transfer, lease or other disposition by the Corporation and/or any of its subsidiaries to a third party of all or substantially all of the Corporation’s assets, or assets constituting all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis.

“Business Day” means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Common Stock Equivalent Number” means, as of any date of determination, the number of shares of Common Stock that a Holder of a Share of Series A Preferred Stock would have received assuming such Share was converted pursuant to an Optional Conversion, without regard to the Optional Conversion Cap, as of such date of determination.

“Conversion Date” means each Mandatory Conversion Date and each date on which Shares of Series A Preferred Stock are converted pursuant to an Optional Conversion.

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“Conversion Period” means, with respect to any Mandatory Conversion Date, the period of time ending on such date and beginning on (i) the day following the immediately preceding Mandatory Conversion Date or (ii) the Plan Effective Date, in the case of the first Conversion Period.

“Conversion Price” means, with respect to any Conversion Date, an amount equal to 96.5% of the VWAP calculated with respect to such Conversion Date; provided, however, that such amount shall not be less than the Conversion Price Floor nor greater than the Conversion Price Cap.

“Conversion Price Cap” means $33.808, subject to adjustment as set forth in Section 6.1.

“Conversion Price Floor” means $10.875 per share of Common Stock, subject to adjustment as set forth in Section 6.1.

“DTC” means The Depository Trust Company.

“Holder” means a holder of record of one or more Shares, as reflected in the stock records of the Corporation or the Transfer Agent, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the Shares for all purposes.

“Mandatory Conversion Date” means each of the 30th, 60th, 90th and 120th days following the Plan Effective Date.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 13, 2013, by and among AMR Corporation, AMR Merger Sub, Inc., and US Airways Group, Inc. as amended by that certain Amendment to Agreement and Plan of Merger, dated as of May 15, 2013, that certain Second Amendment to Agreement and Plan of Merger, dated as of June 7, 2013, and that certain Third Amendment to Agreement and Plan of Merger, dated as of September 20, 2013.

“Optional Conversion Cutoff Date” means, with respect to any Conversion Period, the first date during such Conversion Period on which the aggregate number of Shares of Series A Preferred Stock with respect to which Optional Conversion elections were made and for which the Conversion Election Effective Date has occurred during such Conversion Period exceeds the Optional Conversion Cap.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

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“Plan Effective Date” means December 9, 2013.

“trading day” means a trading day on the principal stock exchange on which the Common Stock is listed.

“Transfer Agent” means the transfer agent that may be appointed from time to time by the Corporation to maintain a register and record transfers of record ownership of the Shares.

“VWAP” means, with respect to any Conversion Date or any other date of determination, the volume weighted average price of Common Stock for the five (5) trading days ending on the last trading day immediately prior to such date; provided, however, VWAP (i) as of the day immediately prior to the Plan Effective Date shall be calculated as the volume weighted average price of the common stock of US Airways Group, Inc. for the five (5) trading days ending on the last trading day that is at least two (2) days immediately prior to the Plan Effective Date and (ii) as of the Plan Effective Date and until the Common Stock is trading on a nationally recognized stock exchange shall be calculated as the volume weighted average price of the common stock of US Airways Group, Inc. for the five (5) trading days ending on the last trading day immediately prior to the Plan Effective Date. The VWAP shall be calculated by using the “VWAP” function on a Bloomberg terminal by typing either “LCC” or the stock symbol for Common Stock, as applicable, and then pressing the “EQUITY” key, typing “VWAP,” and then pressing the “GO” key. Once directed to the VWAP screen, the beginning time and date shall be entered as 9:30 a.m. EST on the date five (5) trading days prior to the previous trading day and the ending time and date shall be entered as of 4:30 p.m. EST on the last trading date, and then pressing the “GO” key. For the avoidance of doubt, the “Bloomberg” calculation shall be used for purposes of calculating VWAP.

Section 9. Amendment and Waiver.

Subject to any vote and approval of the Holders that may be required by Section 4(ii), this Certificate may be amended, modified, altered, repealed or waived, in full or in part, by the Corporation at any time, by a resolution duly adopted by the Board of Directors or a duly authorized committee of the Board of Directors.

Section 10. Notices.

Except as otherwise expressly provided hereunder, all notices and other communications referred to herein shall be in writing and delivered personally or sent by first class mail, postage prepaid, or by reputable overnight courier service, charges prepaid:

(i) If to the Corporation as follows, or as otherwise specified in a written notice given to each of the Holders in accordance with this Section 10:

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American Airlines Group Inc.

4333 Amon Carter Blvd., Mail Drop 5618HDQ

Ft. Worth, Texas 76155

Attention: Gary Kennedy, Senior Vice President and General Counsel

Facsimile: 817- 967-2501

E-mail: gary.kennedy@aa.com

(ii) If to any Holder, at such Holder’s address as it appears in the stock records of the Corporation or as otherwise specified in a written notice given by such Holder to the Corporation or, at the Corporation’s option with respect to any notice from the Corporation to a Holder, in accordance with customary DTC practice. Any such notice or communication given as provided above shall be deemed received by the receiving party upon: actual receipt, if delivered personally; actual delivery, if delivered in accordance with customary DTC practice; five (5) Business Days after deposit in the mail, if sent by first class mail; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 11. Severability.

Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 12. Headings.

The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

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IN WITNESS WHEREOF, AMR Corporation has caused this Certificate of Designations of the Series A Convertible Preferred Stock to be signed by Kenneth W. Wimberly, its authorized officer, this 9th day of December, 2013.

AMERICAN AIRLINES GROUP INC.

By:	/s/ Kenneth W. Wimberly
Name:	Kenneth W. Wimberly
Title:	Vice President

Signature Page to Certificate of Designations of the Series A Convertible Preferred Stock

Exhibit A

Accrued Stated Value

Day	Accrued Value	Day	Accrued Value	Day	Accrued Value	Day	Accrued Value
1	$25.004	31	$25.135	61	$25.265	91	$25.395
2	25.009	32	25.139	62	25.269	92	25.399
3	25.013	33	25.143	63	25.273	93	25.404
4	25.017	34	25.148	64	25.278	94	25.408
5	25.022	35	25.152	65	25.282	95	25.412
6	25.026	36	25.156	66	25.286	96	25.417
7	25.030	37	25.161	67	25.291	97	25.421
8	25.035	38	25.165	68	25.295	98	25.425
9	25.039	39	25.169	69	25.299	99	25.430
10	25.043	40	25.174	70	25.304	100	25.434
11	25.048	41	25.178	71	25.308	101	25.438
12	25.052	42	25.182	72	25.313	102	25.443
13	25.056	43	25.187	73	25.317	103	25.447
14	25.061	44	25.191	74	25.321	104	25.451
15	25.065	45	25.195	75	25.326	105	25.456
16	25.069	46	25.200	76	25.330	106	25.460
17	25.074	47	25.204	77	25.334	107	25.464
18	25.078	48	25.208	78	25.339	108	25.469
19	25.082	49	25.213	79	25.343	109	25.473
20	25.087	50	25.217	80	25.347	110	25.477
21	25.091	51	25.221	81	25.352	111	25.482
22	25.095	52	25.226	82	25.356	112	25.486
23	25.100	53	25.230	83	25.360	113	25.490
24	25.104	54	25.234	84	25.365	114	25.495
25	25.109	55	25.239	85	25.369	115	25.499
26	25.113	56	25.243	86	25.373	116	25.503
27	25.117	57	25.247	87	25.378	117	25.508
28	25.122	58	25.252	88	25.382	118	25.512
29	25.126	59	25.256	89	25.386	119	25.516
30	25.130	60	25.260	90	25.391	120	25.521

Exhibit B

AMERICAN AIRLINES GROUP INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock of American Airlines Group Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) of American Airlines Group Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”) of the Corporation, as of the date specified below.

Date:

Number of Series A Preferred Stock to be converted:

Signature:
Printed Name:
Address: